EXHIBIT 99





                               NIKE, INC.
               FY07 Q1 Earnings Conference Call Transcript
                       Moderator: Pamela Catlett
                         September 21, 2006

OPERATOR:
Good afternoon, everyone. Welcome to NIKE's fiscal 2007 first quarter conference call. For those of you who need to reference today's press release, you'll find it at, www.nikebiz.com. Leading today's call will be Pamela Catlett, Vice President of Investor Relations.

Before I turn it over to Ms Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of Nike, Inc's business, including equipment, most of NIKE Retail, NIKE Golf, Converse, Cole Haan, NIKE Bauer Hockey, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's website. This call might also include discussion of non-public financial and statistical information, which is also publicly available on that site, www.nikebiz.com.

Now I'd like to turn over the call to Pam Catlett, Vice President of Investor Relations.

PAMELA CATLETT:

Good afternoon everyone. Thank you for joining us today to discuss NIKE's fiscal 2007 first quarter results.

We issued our results about an hour ago. If you need to reference our results you can find our press release which includes reconciliations between GAAP and non-GAPP reported items at our website at www.NIKEbiz.com.

Joining us on today's call will be NIKE, Inc. CEO Mark Parker, followed by our Chief Financial Officer Don Blair, who will give you an in-depth review of our financial results, and finally, you'll hear from Charlie Denson, President of the NIKE Brand. Following their prepared remarks, we'll take your questions.

As for questions, just a reminder, we would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

Now it's my pleasure to introduce NIKE, Inc. CEO Mark Parker.

MARK PARKER:

Hello, everybody. Thanks for joining us today.

Last time we spoke, we shared the record numbers that NIKE posted in FY06.

We're off to a solid start in Q1 and Don will share those numbers with you in a minute.

I want to talk today about the things that continue to drive growth and value for our shareholders - the things we're doing right, and a couple of things we can do better.

My first priority continues to be top-line growth.

NIKE generates revenue when we put innovative and compelling product into the hands of consumers. That's what we do best.

For example:

For this year's World Cup, NIKE created Joga Bonito. It began as a marketing campaign to reach football crazy fans. It turned into the world's largest soccer community.

We're already seeing the benefits of that investment. NIKE Soccer is up nearly 20% over the last 12 months, growing the business to $1.5 billion and making NIKE the leading soccer brand in the world.

And there's NIKE+. When we launched NIKE+ it changed running forever. It created a whole new connection between the physical world of running and digital world of content.

The response has been great. Just this week, thousands of NIKE+ runners passed the million-mile mark on NIKEplus.com. That's more than 40 times around the world in less than 10 weeks.

We launched NIKE+ in the US, Canada and the U.K., and Australia and Japan come online next month. It is an amazing technology that has a huge upside in connecting with consumers and driving revenue. We're hard at work developing new product and content ideas to evolve the concept and the potential of our relationship with our friends down at Apple. Stay tuned.

This year also marks the 25th anniversary of the Air Force 1 shoe-our best-selling franchise concept ever. Like no other shoe, the Air Force 1 proves our ability to create and sustain cultural significance through product design, and we've got some great surprises coming here over this next year.

Generally, we are seeing strong performances across the brand and broader portfolio:
-       Hurley delivered strong double-digit growth.
-       NIKE Golf is now the largest apparel brand in the game.
- Converse Q1 revenues grew 22% on an equivalent wholesale basis. In fact, the portion of our portfolio we call "other" delivered 120% PTI growth in the first quarter.
- The Jordan Brand grew 40% in FY06 and continues its double-digit growth in Q1.
- NIKE Apparel revenues grew a strong 12% in Q1 driven by Football, Men's Training, PRO and Women's Fitness.
- NIKE Skate, a category where we were counted out once upon a time, grew 250% in the US in the first quarter. It's a great example I think of how NIKE can dive deep into a consumer segment, really commit to a category, gain insight and build momentum.

Our Sport Culture business continues to broaden in performance and opportunity, bringing a 28% increase in revenues to Q1. Our Metro product alone, which includes low-profile, is up over 250% for the quarter. We expect that business to be a $400-million dollars business by the end of this fiscal year.

All of these examples show the power NIKE has to generate top-line growth. We are able to do this because we have genuine and meaningful connections with consumers -connections that allow us to go deep into discrete segments where we can innovate, communicate, and sell at a level no other company can match.

We go equally deep on managing the business - driving gross margins, aligning resources and leveraging SG&A expenses to maximize profitability.

We are aggressively efficient.

Our lean manufacturing efforts continue to expand in footwear and apparel, growing from 11% of the manufacturing chain in Q1 of '06 to 27% this quarter.

We're taking a very strategic approach to deploying our people - putting key players in areas of the greatest growth potential, while being very disciplined about managing our headcount and operating expenses.

With our NIKE brand Supply Chain systems 97% online, we are able to control and streamline procurement, development, and distribution to reduce costs and increase efficiency.

There are some things we can do better. We're taking a critical look at improving the performance of our product mix, making sure that we are aligning our resources against the product and business concepts that have the most potential.

And to get more innovation to consumers faster, we're driving the product creation process from 18 months down to 12.

We're confident that this aggressive approach to managing the business will continue to build gross margins and operating margins as we move through this year and beyond.

I'm also confident that we will continue to face challenges.
Input costs rarely go down. Consumer spending goes through cycles. Geo-political events are unpredictable. Competitors are very focused.

These issues will always generate conventional concerns. But we have amazing talent and resources - across brands and sport categories, up and down the price points, inside discrete consumer segments, and around the world - which truly give us a powerful competitive advantage.

Recently there's been some negative commentary regarding the health of our industry and of performance athletic footwear. Some suggest that we're entering a fundamentally different fashion cycle. Some even suggest they know how long such a cycle will last, and where in that cycle we are now. I think that's overly simplified.

The health of our industry is measured in many ways, with growth or growth potential at the top of the list. I'm confident that we are doing the things we need to do to grow this industry over time.

When we connect consumers to our brands, excite consumers with our products, and present both in a compelling way at retail, our business and our industry grow profitably. Ultimately, the consumer decides the state of the industry, but they are shaped and influenced by its key players.

Because we are the market leader, we drive growth for ourselves and the industry. As we segment consumer groups, intensify our commitment to performance and Sport Culture categories, and deliver a constant flow of meaningful and innovative product, we create distinction for the NIKE brand at retail.

Likewise, as we work with our partners to elevate their presence in the marketplace, they are building renewed interest and curiosity among consumers
- and more distinctive and compelling positions for themselves.

It's been said that a rising tide lifts all boats. That's a concept we believe in - and one we are driving.

I want to finish by making some forward-looking statements that are not subject to uncertainty:

We are keeping our promise - to deliver long-term profitable growth in line with our targets, which is why I believe in acting on the value of our company.

We finished our $1.5 billion stock repurchase program almost two years early and we're well into our new four-year, $3 billion stock repurchase program. We think NIKE stock is a compelling buy at these valuations and we've purchased over half a billion dollars of it so far this fiscal year.

I know that the universal power and appeal of sports continues to grow and enrich lives worldwide. Just ask the fans who watched Roger Federer and Maria Sharapova dominate at the U.S. Open. Or Tiger Woods, who won five of his last six tournaments on his way to the Ryder Cup. Or ask the 5,000 women who showed up for a single NIKE Dance Fitness event in Taipei. They'll all tell you that sports is a powerful force in their lives.

And I know that consumers will always pursue and invest in their passion, no matter what the economic indicators say.

I know that our growth plan is clear - to create value for shareholders and momentum in the industry by segmenting and attacking specific targets of opportunity.

Finally, I know that we're driven to do what we do best - which is to lead.

Now I'll turn it over to Don for specifics on our Q1 results.

DON BLAIR:

Thanks, Mark.

On balance, our financial results for the first quarter of fiscal 2007 were much as we expected. Our businesses around the world continued to deliver good top-line growth, but difficult gross margin comparisons, demand creation timing and new accounting for stock options drove earnings per share below prior year levels. At this point, we still expect to deliver solid growth in revenues and earnings per share for the year.

- Reported revenues for the quarter grew 9% to over $4 billion. Excluding the impact of the weaker dollar, revenues grew 7%, as all three of our product business units and all four of our geographic regions delivered revenue growth for the quarter. Our worldwide Apparel business was particularly strong, posting 12% growth and adding over $120 million of incremental revenue for the quarter. In addition, the businesses reported as "Other" delivered nearly $100 million of incremental revenue for the quarter, contributing over two points of our overall revenue growth.

- Futures orders scheduled for delivery from September through January 2007 grew 6% versus the prior year. Excluding the impact of currency changes, Futures orders were up 51/2%.

- As we expected, earnings per share declined in the first quarter, reflecting lower gross margins, the timing of demand creation spending, and a first time charge for stock options. The change in accounting for stock options reduced pretax income by $61 million and diluted EPS by 16 cents. This was partially offset by a 3- cent benefit from a favorable settlement of the previously disclosed Converse arbitration.

- Consolidated gross margins declined 120 basis points for the quarter, due largely to lower footwear margins. The key drivers were higher air freight, higher discounts, increased product input costs and changes in product mix. Currency changes had a minimal impact on consolidated gross margins.

- On a reported basis, SG&A increased 220 basis points for the quarter, due to the new charge for stock options and higher demand creation spending, focused on the World Cup and the NIKE Air re-launch. Excluding the stock option expense, we continued to deliver operating overhead leverage in the first quarter.

- We delivered $154 million of Free Cash Flow from Operations in the first quarter and paid out $79 million in dividends. In the first quarter, we also took advantage of "value pricing" on NIKE stock to buy over 6 million shares at a cost of $477 million.


-     For the 12 months ended August 2006, our Return on Invested Capital was
21.2%.

With that recap of our consolidated performance for the quarter, I'll now give you some additional perspective on our results.

In our European Region, which includes the Middle East and Africa, we continued to experience growth in most markets in the region, although conditions remain challenging in the U.K. and France. For the quarter, revenues in Europe were 4% higher than the prior year, with three points of growth coming from currency changes.

Excluding currency effects, first quarter Footwear revenues declined 4%, as weakness in the U.K. and France more than offset higher sales for the rest of the countries in the region.

European Apparel revenues increased 8%, driven by strong sales of football replica product and increased penetration of NIKE-branded performance apparel, including NIKE Pro. Equipment revenues in Europe advanced 5%.

Gross margins in Europe were down for the quarter, driven largely by Footwear. The factors driving this were a shift in mix to lower margin products, increased discounts and higher product input costs, partially offset by some currency benefit.

Pretax income for Europe declined 8% to $303 million, due to lower gross margins and heavy demand creation spending, partially offset by favorable currency translation.

In the Asia Pacific Region, revenues increased 13% for the first quarter, driven by strong growth across all business units; currency changes had a minimal impact on overall revenue growth. For the quarter, Footwear revenues increased 12%, and both Apparel and Equipment grew 13%.

While most countries in the region reported double-digit sales growth, China was again the biggest driver of the region's revenue growth as our business there grew over 30% on a constant currency basis. Currency neutral revenues in Japan were up a little over 2%.

For the quarter, Asia Pacific pretax income grew 8% to $99 million, as the growth in revenues was partially offset by heavier demand creation spending around the World Cup. Asia's gross margin percentage and operating overhead spending were essentially flat with the prior year.

The Americas Region reported 13% revenue growth in the first quarter, with about 3 points of growth from stronger currencies. Most countries in the region posted strong results for the quarter, paced by continued sales growth in Argentina, Mexico and Canada, partially offset by softer results in Brazil.

Pretax income for the quarter grew 9% to $48 million, driven primarily by higher revenues, improved gross margins and favorable currency translation, partially offset by demand creation investments for the World Cup.

Our largest region, the U.S., continued to deliver solid growth in Q1. Revenues grew 6% for the quarter, driven by growth across most major wholesale accounts. Overall NIKE Retail sales grew 8% for the quarter, although comp store sales for NIKETOWN stores were 2% lower. Futures orders scheduled for delivery from September through January rose over 8% versus the year ago period.

Our U.S. Footwear business grew 6% for the first quarter, a rate in line with our longer term expectations for this business. While the broader market has been somewhat uneven in recent months, we've continued to grow revenues and gain share with strength across our product offering, from innovative products such as the Air Max 360 at the top end to NIKE REAX at more moderate price points. Over the last 12 months, NPD data for the U.S. market indicates that we've increased our overall market share by nearly two points.

Apparel sales in the U.S. grew 9% for the quarter, driven by double digit growth in NIKE branded Performance Apparel and Brand Jordan. Overall sales for Brand Jordan footwear and apparel combined together to grow double digits for the quarter.

Equipment revenues in the U.S. were down slightly for the quarter as we continued to transition our bag and sock businesses from commodity styles to a more profitable performance position.

For the quarter, pretax profits for the U.S. Region declined 2% to $339 million, as the growth in revenues was more than offset by lower gross margins, primarily for Footwear, and demand creation investments around the World Cup and the re-launch of NIKE Air.

For the quarter, revenues from our Other businesses grew 21% to $560 million. Every business in the group posted higher revenues, with the largest contributions from NIKE Golf, which grew 34% for the quarter, and NIKE Bauer Hockey, which advanced over 50%. Strong consumer response to the launch of innovative equipment products drove revenue growth at both of those units. Golf Apparel sales also grew strongly. First quarter pretax income for the Other businesses grew 120% versus the prior year quarter, reflecting higher revenues, improved gross margins and the benefit of the Converse arbitration settlement.

Consolidated SG&A spending for NIKE, Inc. grew 17%. Currency changes increased SG&A growth by 1 point for the quarter.

First quarter Demand Creation grew 19%, as we invested in the World Cup and the re-launch of NIKE Air. In addition, Demand Creation spending was particularly light in the prior year quarter, as we concentrated fiscal 2006 spending on the latter part of the fiscal year.

Operating overhead for the quarter increased 15%, with 9 points of this growth due to the change in accounting for employee stock options. The remaining 6 points of operating overhead growth were primarily due to wage increases, new NIKE-owned Retail stores and investments in our Other businesses.

Other income for the quarter totaled $3 million this year versus $10 million in the prior year. The largest factor in the decline was the swing from foreign currency hedge gains in fiscal 2006 to foreign currency hedge losses in the current year, partially offset by the Converse settlement benefit. The combination of foreign currency hedge losses and the translation of foreign currency-denominated profits from our international regions decreased year-over-year pretax income growth by about $4 million for the quarter.

On a number of these calls, we've talked about the strength of our balance sheet, and that hasn't changed. During the quarter, we returned $552 million of cash to shareholders through dividends and share repurchases. We also retired a $250 million bond in August. Yet despite those cash deployments, our balance of cash and short-term investments totaled $1.7 billion at August 31, or almost $7 per diluted share. Net of debt, our cash balance is still $5 per diluted share.

Accounts receivable management also remains an area of strength for the Company. Accounts receivable balances as of August 31 were 7% higher than the prior year, comfortably below the 9% revenue growth we reported for the quarter.

As of August 31, worldwide inventories were 15% higher than a year ago. There are a number of factors causing inventory to grow faster than revenue. In some cases we're ordering earlier to optimize factory capacity and ensure on time delivery to our customers. We've also seen strong growth in our replenishment businesses, which currently carry higher inventory levels relative to our core futures businesses. And in a few businesses, we have seen inventory build as a result of slower sell through. That said, worldwide close-out inventories are down 6% versus prior year levels and we expect the rate of inventory growth to fall by the second half of the year. So although inventories are not where we'd like them to be, at this point we do not believe they will have a material impact on our results for the balance of the year.

Much of our outlook for fiscal 2007 remains unchanged from our previous conference call.

- Assuming stable foreign exchange rates, we still expect top-line growth at a high-single digit rate.
- And excluding charges for expensing stock options, we still expect to deliver SG&A leverage for the year, driven primarily by operating overhead growth below the rate of revenue growth.
- Stock option expense for the balance of the year should be about 20 cents per diluted share, incurred fairly evenly over each of the next three quarters.
-     Interest income should grow as we continue to generate strong cash flows.
- And we project modest other expense each quarter in fiscal 2007, again provided currency exchange rates remain stable.

While we still foresee less challenging gross margin comparisons over the next three quarters, our current projections suggest gross margins for the full year may be at or slightly below FY06. However, this impact should be largely offset by a lower share count, reflecting our repurchase activity.

As I mentioned in our last conference call, a number of factors will impact the quarterly phasing of our EPS growth in fiscal 2007. For the second quarter, we expect continued high single-digit revenue growth and less challenging gross margin comparisons. However, demand creation spending on brand campaigns such as NIKE Air, NIKE Pro and NIKE+ as well as charges for employee stock options will likely drive mid-teens growth in overall SG&A.

As discussed on our last call, we do expect to deliver EPS growth for the second half and the full year, as the gross margin comparisons continue to improve and the level of demand creation investment eases.

In summary, we are off to a solid start to the year and expect to deliver a very good year in fiscal 2007. With that, I'll turn the floor over to Charlie Denson.

CHARLIE DENSON:

Thanks, Don. Good afternoon, everybody.

We're off to a solid start for the NIKE Brand in Fiscal 2007. We have completed another successful first quarter, and given the fact that it's one of our largest, we've set a great tone for the balance of the fiscal year.

Even so, this year feels a lot like it did last year at this time - questions about the near-term future and our ability to navigate rising raw material costs, currency fluctuations, and yes, even an increasing uncertainty about consumer spending. This is the world we compete in. It's a dynamic, global market driven by a set of diverse internal and external forces. That's what makes it so energizing and rewarding.

I have even more confidence this year that we will continue to deliver results and build the brand and business toward our long-term growth objectives. We will continue to win by delivering innovative products, maintaining close connections to consumers, and a strong, distinct presence at retail.

In first quarter 2007, we faced down a number of challenges. We remained focused on our consumers and added $230 million in revenue this quarter. We grew in every region in which we compete, and across key categories, like football, sport culture, women's fitness, and basketball.

Don has given you the highlights that drove these results. Today, I'd like to talk to you about some of the things we believe will deliver continued growth for our business worldwide.

I've addressed some of our challenges over the last couple of quarters in two of our major markets, Western Europe and Japan. We posted a small revenue gain for the first quarter in Japan and I'm sticking to my earlier prediction that Japan will start to see increased momentum in the second half of the fiscal year. Although we're not yet ready to declare victory, we continue to do the work that needs to be done around product, distribution, demand creation and expense and inventory management.

In Europe we are starting to see some positive signs in France, as we re-profile our distribution strategy, ensuring long-term growth and profitability. The U.K. continues to be a challenging environment, with significant discounting and poor brand presentation. We're doing the hard work in the U.K. on product, brand connectivity and distribution to position ourselves for the future. While we do that, the rest of the European business is doing very well. Excluding the U.K., our European revenue grew at a double-digit rate for the quarter.

Japan and the U.K. notwithstanding, our international growth continues on a macro basis, growing 8% for the quarter. We are widening the gap in China, the fastest growing market in the world. We've seen our footwear market share lead increase another 5 percentage points in the last quarter, and we've extended our lead in apparel. If we hit our plans, China will surpass the $1 billion revenue mark and become our second largest country business by FY09. Central and Eastern Europe also continue to grow at a healthy pace, delivering over 30% growth this quarter as we establish a strong brand presence and expand our distribution network.

We expect to see our international business represent an increasing share of the overall NIKE brand business in the future.

And now for the U.S. Our futures continue to be strong here. Footwear futures have grown at a steady rate over the last several years, and we still see opportunities in every segment, including core businesses like running, basketball and training. As Mark referenced, we're now starting to see some real momentum in our apparel business as well. Our commitment to organize around a category focus will allow us to gain and build an even better connection with our consumer base-a consumer base that is more educated, engaged, and loyal to brands that understand them, and that communicate with them rather than at them. When you take our traditional core sports and add our growth in soccer, women's fitness, and our entire Sports Culture opportunity, the future looks increasingly bright.

We feel very good about the health of our U.S. business and our plans for the future.

I want to touch on one other topic that Don covered: inventory. For those of you who know me, you know that effective inventory management is the drum I've beaten over the years. And today is no different. As Don indicated, we believe that the quality of our inventory and close-out levels are in great shape. Our 15 percent growth year over year is the inevitable result of some operational decisions we made to ensure on time delivery for the back to school period, and you should expect the recent growth to normalize as we move through the year. I would also comment on our inventory levels with our retail partners. We have seen very strong sell through of our Football product coming out of World Cup and our overall inventories are in pretty good shape around the world, hence our lower closeout levels.

Across every geography and category, it is our relentless flow of innovation and our deep consumer connections that give us our competitive advantage. As a brand, we literally recreate ourselves every 90 days with new product lines and consumer concepts. That passion and pace of change gives me incredible confidence about our future.

In just the last five years, we have seen an abundance of NIKE technology emerge - the introduction of Shox, NIKE Free, and the new and better versions of our Air platform in MaxAir and Zoom Air. And, we have established Dri-fit and NIKE Sphere as recognizable, consumer led innovations that we continue to build a sustainable apparel franchise around. As Mark has said on many occasions, our innovation pipeline has never been stronger.

On the digital front, with our partner Google we created an amazing marketing and digital alliance with the Joga.com football community website. We also introduced NIKE+, a breakthrough concept that inspires, informs, and entertains runners with the content and connectivity available through their iPod. These are just two quick examples of our passion for innovation, and I'm even more excited about what we have coming.

And finally, the last area I'll speak to is our Sport Culture business. It represents another significant growth area for the NIKE brand. As Mark mentioned, the Air Force 1 has its 25th birthday this year, and not only will we be introducing an entirely new series of twists on this franchise classic, but with it, we'll introduce our newest performance basketball shoe, the Air Force 25. This is another example of how we can leverage both the old and the new to create a deeper and more compelling set of product stories within the brand.

Our Metro, or low-profile footwear product is the fastest growing segment of our Sport Culture business. We did come to it slowly, but today, the business is five times larger than what it was in FY04, at nearly $400 million, and rest assured we're not satisfied with the status quo in this area. Our goal is to be the leader with this consumer, and we are taking that challenge seriously.

So, we find ourselves once again in the enviable position of having a strong 1st quarter, a solid futures report, and a sense of great optimism and confidence. We will continue to navigate the short-term challenges better than ever, and stay focused on our long-term objective of being the biggest and the best sport and fitness company in the world.

Thanks, and now we'll open it up for questions.

Operator:
We'll take our first question from Omar Saad with Credit Suisse.

Omar Saad:
Hi. Wanted to ask a question about how your performance has been. You've obviously demonstrated significant consistent top-line growth over the last several quarters. I was hoping you could break it down a little bit by channel. Don had mentioned I think a plus nine number in the retail business. Which channels are performing the best for you when you compare sporting goods versus athletic specialty versus department stores and where you see the most growth from in the future?

Charlie Denson:
Omar, this is Charlie. Well, I think it varies around the world. Obviously the distribution channels are a little differently based as far as priority and dominance around the world. Sporting goods has continued to perform very well as a channel for us across the landscape and pretty much around the world as we continue to look at our category deliverables. The mall of the U.S. is a challenging environment today as we have all talked about. That has been an area where we feel that it is still a great opportunity for us to continue to grow, and we're focused on that as we speak.

Some of the other channels of distribution, family footwear and the department stores have been strong performers for us as well. Again, I think as you think about one of the most influential areas that lead the marketplace is what we call our energy account. I feel very good about the way we sit right now, whether it is here in the United States, in parts of Europe, or coming out of Japan. So hopefully that answers most of your questions.

Omar Saad:
That's helpful. And then a follow-up. And you could elaborate a little bit while we're talking about channels, the mass channel, and maybe give us a little of an update on how the Starter business is coming along. Thanks.

Mark Parker:
The value opportunity for NIKE, this is Mark, by the way, the value opportunity for NIKE is our primary driver. There was going to be Exeter or Starter group, and the business in that channel for us working with Starter in the first quarter is up, and we expect that to be up through the year. We are in the sort of stages of trying to sort out our best strategy going forward. We are taking a license business and bringing that in-house and going more direct in that sense and we think that's the model that we're going to be leaning on going forward. We're actually bullish. I don't think this year we're going to see dramatic increases in that channel for NIKE, but as we move forward over the next two or three years I think you will see the performance there really start to make a big difference.

Omar Saad:
Thank you.

Operator:
Next we'll hear from Virginia Genereux with Merrill Lynch.

Virginia Genereux:
Thank you. Charlie, I might have missed it in your commentary. Can you give us an update on your expectations for Europe and France and the U.K. sort of remaining tough? When does the situation get better there?

Charlie Denson:
Yes. Virginia, I think most of Europe is performing very well, and I think I talked that the U.K., the European business would be up double digits, so we feel pretty good about the overall level of business in Europe. I think that I hit it in my commentary a little bit in the sense that we don't - we feel pretty good about where France is, and we're starting to see some of the right signs coming out of the French marketplace and some of the numbers as we look to the second half of the fiscal year. The U.K. is still a very, very tough marketplace and a challenging marketplace, and I think we're going to continue to do the tough work that we need to do there around product and distribution and brand presentation, and I touched on those as well, but it is going to be awhile for the U.K., so I am not too optimistic that we're going to see a whole lot of improvement through this fiscal year.

Virginia Genereux:
Okay. Charlie, I guess is sort of the backlog and kind of the pace of revenue this quarter 1% constant dollars? I hear you you're growing strongly every place else. Is Europe kind of a low single-digit grower constant currencies until the U.K. rights itself? Or I know France is big. That's what I am sort of getting at.

Charlie Denson:
I am not going to go out on a limb and start predicting futures numbers quite frankly, but for now we're going to keep doing the work, and we hope to see - we think we're doing the right work. I guess that's the most important thing to say and that when we get through some of this stuff, we're going to be in a lot better position, and you've been around awhile. You know what happens when we get through some of this stuff and we get ourselves focused on the consumer again and really attack, and so I am really bullish on the European marketplace overall long term. We've got a little bit of work to do in a couple key markets.

Virginia Genereux:
Understood. Secondly, Don, for you, can you just remind us - the margin expansion at other brands was huge, because that doesn't even include the Converse reversal, but when did you reposition Bauer and how long did that take you all?

Don Blair:
We've essentially been on the repositioning of the brand probably about two quarters, which as you note is a combined NIKE and Bauer brand, and we've essentially got a full innovation pipeline. We've got some new product activity coming out and doing some cross-promotional work between NIKE and Bauer in Canada, and it has been very successful so far.

Virginia Genereux:
Great. Thank you, guys.

Operator:
Our next question will come from Margaret Mager with Goldman Sachs.

Margaret Mager:
Hi. Nice quarter overall.

Pam Catlett:
Thank you, Margaret.

Margaret Mager:
I have a couple questions. First of all, with regard to the sports culture business, a 25% increase, was that just - or 28% overall, 25% in Metro. Can you talk a little bit about the whole lineup of product that you would categorize as sports culture, because one of the biggest things we hear about NIKE is you're not on trend as far as low-profile goes, and it seems to be one of the biggest concerns out there, so I would love to hear you run through how do you think about what low profile is and what is your lineup of product there? Then the other question I have is on gross margin. Don, I think you said when you went through the outlook for the year this year that you would expect gross margin to be flat to down slightly where as last quarter I think you said essentially in line with last year. So what is the main thing that's changed in that outlook and if you could talk about the pieces you outlined on gross margin, air freight, discounts, input costs and mix all affecting it, which of those would be the greatest impact? Thanks.

Mark Parker:
Sure. Thanks, Margaret. This is Mark on the first piece. The Metro in the broader sport culture question. As I said and I think Charlie mentioned as well, we are very pleased with the performance of our sport culture business overall, not just the Metro piece. The Metro piece by the way in the first quarter this year is up 250%.

Margaret Mager:
Okay.

Mark Parker:
For the quarter. And then an overall increase of 28%. That being said, it is a multi- dimensional business for us, Metro, which we call low profile, is the one we've been a little bit late to the party with as Charlie mentioned, but I think our performance over these last two to three years we're very proud of. In fact, we've doubled every year. This year we expect to be $400 million, at least in that realm. We feel like we are actually putting relevant trend-right product out there, and the response has been tremendous, the sell-through very strong, particularly in Europe where the appetite for that product is greatest. But Metro is one piece of that, and we're going to continue to stay very focused on that.

I think you'll see the other pieces of our business on the sport culture side are urban, we call urban, which you're very familiar with, Indy and then sport inspired. We have really four different dimensions of sport culture product. We're seeing actually strong performance across those segments for NIKE, and not just across the segments but up and down the price spectrum. There is a lot of talk about the higher price points getting softer. We're not seeing that. We're seeing actually performance and even sport culture product, that those higher price points actually selling through quite well, selling in and selling through.

The urban business, we're actually very bullish on. Charlie mentioned the Air Force 25 coming out along with the year of the Air Force One, some incredible products and concepts and marketing around that that we're real excited about. We think that will bring even more energy. And then I think one other thing that a lot of people don't realize but I think is worth mentioning is that the appetite for sport culture product, particularly the Metro product which is lower profile and more tailored is actually influencing some of the performance products as well, and I think you will see some of the appetite for that type of styling and that type of product being echoed on the performance side of the business and the appetite for that product actually going up quite a bit. You will see some pretty interesting things from NIKE on that front over the next three quarters.

Margaret Mager:
Cool. Thanks.

Don Blair:
Margaret, to your second point, the margin year-over-year change is really a footwear story, and as I indicated in the prepared remarks, the key drivers are macroeconomic factors which are things like oil and labor costs partially offset by some of the things we're doing around lean, some higher discounts, principally in the U.K. and in Japan, higher air freight. We've talked about that before, really related to the demand curve around air product, and finally some mix changes both in terms of product mix as well as regional mix.

And in terms of those factors, the ones I would say that have evolved a little bit in terms of what we've seen is really around the discount, the promotional environment has been a little heavier, not a lot but a little heavier than what we had expected earlier in the year, and certainly the mix has evolved a little differently, and those are- when I am talking about changes here, they're actually not large changes, most of this was consistent with what it is we expected. As I said earlier, we do expect this to get a little bit better over the balance of the year. We think we're going to see better capacity situation around air product, so we expect the air freight numbers to go down, and certainly we expect some of the promotional discounts to ease off a little bit as well.

Margaret Mager:
When you say the mix by product and region, does that mean that because the U.S. has been so strong, is that a slight negative in terms of mix on gross margin or if you could elaborate there? And discounts, Don, does that mean discounts in like NIKETOWN to your own stores or is that to your customers?

Don Blair:
No. The answer to your first question is yes. Regional mix is a piece of the puzzle, and the U.S. growth, the U.S. is a little bit lower than some of the other regions in terms of gross margins. So that tends to move the margin in an aggregate level down a little bit.

Margaret Mager:
Okay.

Don Blair:
When I talk about a promotional environment and heavier discounts, it is to our customers, not in NIKETOWNS.

Margaret Mager:
Thanks for that and good luck in the next three quarters. You're off to a good start.

Operator:
Next we'll hear from Robby Ohmes with Banc of America Securities.

Robby Ohmes:
Thanks. A question for Charlie and maybe Mark as well. Can you guys give us a little more detail around that reorganization that you recently announced with the promotion to Gary DeStefano and Craig Cheek with the five product segments? Where are you at filling those positions and what prompted this reorg and what should we expect to happen the next couple of years because of it? Thanks.

Charlie Denson:
Thanks, Robbie. I will talk about the why first, because I think that's probably the most important piece of the puzzle. As we continue to grow our business and build the brand around the world, one of the things that we've become more and more aware of over the last five years with the success that we've had, we are operating in a very, very complex multi-dimensional business environment, and one of the things that we feel very strongly about and have come to the conclusion of, is that we can do a much better job continuing to grow the business by breaking it down into smaller pieces and getting more focus and deeper involvement and connectivity with key groups of consumers, and we've looked at it many different ways, and we feel that the category approach is the best way to get after this thing, and so that's really the why, in a nutshell.

As far as where we're at on this, we haven't made the structural announcements with Trevor Edwards and Gary moving into different roles as well as Craig Cheek and Joaque Hidalgo and we are in the process of filling the category leadership roles which we will start to announce - I don't expect to get them all filled at the same time, but I would expect to start announcing those in the very near future as we move ahead into this line formation and operating organization. So I think the other piece that I would just say to call out is that it helps us take advantage of the relationship between performance and sport culture which you've heard us talk a lot about, and that we would also expect not to give up our core competencies around innovation and product creation by product type being footwear apparel and/or equipment. So we're very excited about this, and I am personally spending quite a bit of time in the zone myself these days.

Mark Parker:
I can vouch for that. Let me just weigh in on that, too. This is a big deal actually for NIKE. We have taken steps in this direction and other parts of our business, and we've seen great success here. We're really building on what's working and trying to scale that. Great examples are Air Jordan, NIKE Golf, soccer, I mentioned skate in my remarks, and then women's fitness. These are all areas where we've actually taken this type of step toward getting more integrated and aligned by consumer segment, by category.

The insights we pick up and the connection to the consumer in the marketplace and our ability to differentiate the marketplace really goes to a whole different level. This is an absolutely essential key strategy for NIKE to grow the marketplace and segment the marketplace and one that we're really excited about. So you will see that really taking shape and making a real difference here in the quarters ahead.

Robby Ohmes:
I am assuming all the - it is all internal promos I assume for this, right?

Charlie Denson:
I think it is going to be a series of both. We're going to look at it as a great opportunity for the organization because I think to the point our intent is to segment and grow the marketplace and the businesses that we've defined, it also plays out internally as well. So we would expect to look outside as well as internally as we start to fill out this organization.

Robby Ohmes:
And just a follow-up on this, was there - as you look to do this reorganization, was there a specific area that you feel you missed over the last couple of years that prompted this? Was it sport culture, feeling like you missed some trends there that caused this or what can you point to as the catalyst?

Charlie Denson:
Well, think exactly what Mark just said. We're building on what's been working in the areas that we've seen the most success, and sport culture was another piece of the puzzle that we actually started to put in place when we named Sandy Bodecker to lead that effort and started to fill out that organization as well.

Robby Ohmes:
Thanks a lot, guys.

Pam Catlett:
Thanks, Robby.

Operator:
Our next question is from John Shanley with Susquehanna Financial.

John Shanley:
 Thank you and good evening, folks. Charlie, you gave us a good rundown in terms of the some of the markets in Europe. I wonder if you could just touch base on Japan briefly. Have you - do you feel you have turned the corner in the Japanese market with sales up 2% in the quarter and is Japan still your largest market in Asia or has it been supplemented by China now?

Charlie Denson:
Yes, no, Japan is still the largest market and still very influential not only in Asia but obviously around the world, and as I said in the prepared remarks, I am not ready to declare victory yet. We're still working pretty hard. We've got a new management team in place for the most part. I was out there about three or four weeks ago, and I am guardedly optimistic but very excited about some of the things that we're working on. I really believe that, like I said I am sticking to my outlook as far as the work that's being done that we're going to start to see some results. Again, we're not looking for just a 2% increase here. We're looking to get back on track.

John Shanley:
Do you think the results will occur in fiscal '07 or is it going to take longer than that in Japan?

Charlie Denson:
I think momentum is going to start to build. We are going to start to see all the right signs and we'll be able to talk more confidently about it in the back half of '07. And when the results actually start to kick in, we'll probably be a lot smarter six months from now.

John Shanley:
 Sure. Then either Charlie or Don, first quarter of the current year marked again the third consecutive quarter where you've had a double-digit increase in inventories and a single digit increase in sales, and I know you said the quality of that inventory is good and there is not that much closeout merchandise, but it seems like something is out of balance in terms of your inventory. Is there a point where you may have to cut that inventory level to bring it more in balance with your sales growth and if so, when would that occur?

Don Blair:
Well, I think, John, just to clarify, both comments that Charlie made and I made, we would like to see inventories over time be lower in terms of the growth rate, but - and we are confident that they're going to be there towards the back end of the year, but we have made some operational decisions this year which are driving the inventory increases, and we're pretty comfortable with those decisions. As I said on my remarks, we have some higher in transits driven by some decisions around earlier ordering to improve deliveries. We've got some changes in the business model and in the areas where we do have a little bit of a slowdown and we talked about the U.K. and Japan, we think we've got the right plans in place. As I said earlier, we do expect to see some easing of the growth rate in the back half of the year.

John Shanley:
In inventories?

Don Blair:
In inventories.

John Shanley:
They could be brought into balance by the back half in terms of the sales growth that you are anticipating?

Don Blair:
Well, I don't want to make a specific prediction at this stage. We definitely think the growth rate is going to come down, and we're still sticking to our high single-digit target of revenue growth for the year.

John Shanley:
Okay. Fair enough.

Charlie Denson:
John, I would just add one thing, too, and I mentioned it in my remarks as well and that was the piece around - we're watching the retail inventories as well, and I think the closeout number that we reported down 6% is indicative of where we're at in the overall marketplace. I feel pretty confident that we would have seen the year-on-year improvement for the quarter had we not taken some of the steps that Don outlined.

 John Shanley:
Maybe it would help us a little bit, Charlie, if you could kind of give us some insight in terms of where the heaviest portion of the inventory build is. Is it in Europe? Is it in the U.S.? Where is it and maybe we can basically work it back into our own assumptions of what's going on in the marketplace if we knew where the inventory was located.

Charlie Denson:
Well, I think Don called out where the areas were where we've seen slowdowns. Again, the inventory is spread around the world for the different reasons that we talked about, but - and then the slowdowns that were on it I think are the areas that Don has outlined.

Mark Parker:
John, I am going to weigh in, too. This is Mark. I just wanted to emphasize a couple things here on inventory. One is that the management of our inventory is one of the most fundamental drivers of excellence, and we - rest assured we know that. This is high on my radar, and everyone else's around here. We've actually torn this down as you've heard in some of the remarks up front, and we're confident that there are real solid operating decisions that are really affecting this growth. Again, I think we look forward to checking this one off by year end as yet another commitment that we have made. Rest assured we are very focused on this.

John Shanley:
Great to hear. Thank you again, guys.

Charlie Denson:
Thanks, John.

Operator:
Next we'll here from Bob Drbul with Lehman Brothers.

Bob Drbul:
I guess the first question that I have is Mark, could you elaborate a little bit more around specifics in terms of the concerns that are out there around the health of the industry and the market? And then the second question I have is futures related and specifically in the U.S. Can you talk a little bit about the split of footwear versus apparel and then the trend of futures going into the quarter, maybe the first half of the period and the second half of the period?

Mark Parker:
Yes. Just the question on the health of the industry, I think there is always lots of concern. We've lived through lots of these ups and downs within the industry. There's a lot of external factors that are creating some concern, economic pressures, pressures on pricing, bifurcation of the market around the world. The split between premium and value for example. Some consolidation going on at different markets. We feel, though, that our position here is one of strength because we are diversifying our portfolio. I have often said one of our key strategies is complete offense, and I have referred to that in terms of footwear and price points up and down the price point spectrum. It is a much bigger strategy for us in terms of sport performance, sport culture, the sport categories. We really feel that we are in a much better position to pull the levers across the spectrum of the business that we do to really grow the marketplace, and we're seeing some challenges here in the U.S. Charlie mentioned the athletic specialty, the differentiation that needs to take place in the mall business. We are on that, working very closely with Foot Locker and Finish Line our two biggest accounts there and feel like we have some plans to get that to a better place.

There has been a lot of speculation on the higher price point products. We're not seeing those indications as much as we're hearing speculation from the analyst groups out there. We feel that there is a healthy appetite both on the sport performance and the sport culture side of the business, so we're actually working those levers and making sure that as I said before, the changes that are taking place in terms of sport culture product that has made that more appetizing to consumers, some of that can influence the performance product as well and we're making those changes and we're seeing some great acceptance from consumers and retailers out there. We feel like again we're in a good position to manage through some of these challenges in the marketplace, and feel like the rest of this fiscal year will be improving our position and bringing some real energy and leadership to the marketplace.

Charlie Denson:
Bob, your question on futures, both are balanced. Footwear and apparel in the U.S., front, back half window globally are pretty balanced.

Bob Drbul:
Great. And then the overall trend? The overall trend, is it consistent throughout the business?

Charlie Denson:
I am sorry, I don't understand that question.

Bob Drbul:
On the global side of it and within the U.S., like the first half of the order period versus the second, did it tail off at all or did it gain momentum?

Charlie Denson:
The first half and back half of the window are balanced.

Bob Drbul:
Thank you very much.

Pam Catlett:
Thanks, Bob.

Operator:
We'll hear next from Jeffrey Edelman with UBS.

Jeffrey Edelman:
Thank you. Good afternoon. Don, a question for you on the gross margins. As we think about your business and the seasonality of it, all of this talk has, about comparisons has been versus the prior year, but you've really shown several quarters now of steady improvement quarter to quarter. Is that not a more appropriate way to look at your business, and if so and that we think about some of the positives you'll have going forward less air shipping, a little more supply chain, couldn't we see the possibility of some steady further improvement quarter to quarter?

Don Blair:
Well, Jeff, there are a couple of points I would make here. One is there is a seasonal pattern to our gross margins. However, that seasonal pattern has been doing some flattening over the last few years, but there still is a bit of a seasonal pattern. That's one of the reasons why we do speak to this on a year-over-year basis. But your point which I think is very well taken is there has been sequential improvement in the margins, and we do expect to see improvement sequentially in the next few quarters. You've called out very accurately what some of the drivers are going to be. We don't think the air freight numbers are going to be as high as we look at the back half. We expect to see improvement in mix, and we think some of the discounting is going to be a little bit better, and our comparisons, frankly, get a little bit easier in the back half of the year. For all of those reasons we think the year-over-year improvement is going to be - or the year-over-year changes are going to be improved over the back half of the year, and I think you will see that sequentially.

Jeffrey Edelman:
Great. Thank you. And then just a second question on demand creation. Can we assume demand creation as a percentage of sales would be similar to what it was last year? Will it continue to ratchet up?

Don Blair:
I think - if you think about our longer term model, Jeff, it has been that we grow demand creation at roughly the rate of revenue growth, and I think that's a reasonable assumption, overall we do expect to get SG&A leverage for this year excluding the option charge. So if you look at demand creation and operating overhead excluding the option charge, we are still targeting to get leverage for the full year.

Jeffrey Edelman:
Okay. Great. Thank you.

Pam Catlett:
Thanks, Jeff. We have time for one more person.

Operator:
Great. Our next question comes from Kate McShane with Citigroup.

Kate McShane:
In regards to demand creation, I think there was a comment that demand creation will be higher in Q2 and you flagged NIKE Pro and NIKE+. With NIKE Pro what will you be doing differently this upcoming quarter than in the past and with NIKE+ I assume the demand creation spend is for the further roll out internationally.

Mark Parker:
Yes. I am just going to clarify something and then hand it off to Charlie to give you the answer. There are three factors really driving demand creation.
It is those two you mentioned plus we still have NIKE Air marketing in the second quarter, so there are really three major thrusts to the demand creation.

Charlie Denson:
Kate, kind of breaking down the two that you mentioned, NIKE Pro and NIKE+, NIKE Pro will be the centerpiece of the European holiday campaign, and we're pretty excited about that pretty much being focused on the world of football or soccer, and so you will see a significant campaign in Europe around NIKE Pro as well as a continued effort here in the United States both at retail and through some of the marketing and advertising that you've seen in the early fall. And then NIKE+ will be both a rollout into western Europe and Japan and then you will also see, because of the response that - such a strong response that we've had here in the United States we're actually going to amp up that a little bit more as we go into the holiday gift-buying period.

Kate McShane:
Okay. Thank you very much.

Pam Catlett:
Thank you. Thanks, everyone, for joining us, and we look forward to speaking with you soon.

Operator:
That does conclude today's conference. We thank you for your participation. You may now disconnect.